Exhibit 99.2

CONDITIONAL NOTICE OF REDEMPTION TO THE HOLDERS OF THE

6.50% Notes due 2024
of Great Elm Capital Corp.
(CUSIP No. 390320 505)*

Redemption Date: September 7, 2023

NOTICE IS HEREBY GIVEN, pursuant to Section 1104 of the Indenture, dated as of September 18, 2017 (the “Base Indenture”), by and between Great Elm Capital Corp., a Maryland corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC) (the “Trustee”), and Section 1.01(h) of the Third Supplemental Indenture, dated as of June 18, 2019 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its conditional option to redeem, in whole, the 6.50% Notes due 2024 (the “Notes”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

Subject to the condition precedent that the Company closes its public offering of 8.75% Notes due 2028 with sufficient proceeds to pay the Redemption Price (as defined below), plus accrued and unpaid interest, if any, to, but excluding the Redemption Date (as defined below), on the Redemption Date, the Company will redeem all of the issued and outstanding Notes on September 7, 2023 (the “Redemption Date”). The redemption price for the Notes equals 100% of the principal amount per Note being redeemed ($25 per Note), plus the accrued and unpaid interest thereon from June 30, 2023, through, but excluding, the Redemption Date (the “Redemption Price”). The aggregate accrued interest on the Notes being redeemed that is payable on the Redemption Date will be approximately $518,039.65, or approximately $0.30243 per Note.

On the Redemption Date, the Redemption Price and accrued interest, if any, to, but not including, the Redemption Date will become due and payable to the Holders of the Notes. Interest on the Notes will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Price with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Price upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent.

Notes held in book-entry form will be redeemed and the Redemption Price with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Payment of the Redemption Price to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail:
Equiniti Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219

Questions relating to this notice of redemption should be directed to Equiniti Trust Company, LLC via telephone at 1–800-937-5449.

No representation is made as to the correctness or accuracy of the CUSIP numbers listed in this notice or printed on the Notes.

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to withhold twenty-four percent (24%) of any gross payment to a holder who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Date: August 8, 2023
Great Elm Capital Corp.

	By:	Equiniti Trust Company, LLC, as Trustee and Paying Agent